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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             Oxford Industries Inc.
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                                (NAME OF ISSUER)

                                  Common Stock
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                         (TITLE OF CLASS OF SECURITIES)

                                    691497309
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                                 (CUSIP NUMBER)


         Check the following box if a fee is being paid with this statement (X). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)








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                                  SCHEDULE 13G


CUSIP NO. 691497309
          ---------

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         1)  Names of Reporting Persons
             S.S. or I.R.S. Identification Nos. Of Above Persons:

                  WEDGE Capital Management L.L.P.            56-1557450
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         2)  Check the Appropriate Box if a Member of a Group (See Instructions)

                  (a)
                  (b)
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         3)  SEC Use Only

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         4)  Citizenship or Place of Organization:

                  North Carolina
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                         5)  Sole Voting Power:  none
Number of                    ---------------------------------------------------
Shares Bene-
 ficially                6)  Shared Voting Power:  592,100
Owned by                     ---------------------------------------------------
Each Report-
 ing Person              7)  Sole Dispositive Power:  592,100
With                         ---------------------------------------------------

                         8)  Shared Dispositive Power:  none
                             ---------------------------------------------------

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         9)  Aggregate Amount Beneficially Owned by Each Reporting Person:

                           592,100 shares
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         10) Check Box if the Aggregate Amount in Row (9) Excludes Certain
             Shares (See Instructions):

                              Inapplicable
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         11) Percent of Class Represented by Amount in Row 9:

                               5.9%
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         12) Type of Reporting Persons (See Instructions):

                                IA
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                                   ITEM 1 (a)

Name of Issuer:  Oxford Industries, Inc.

                                   ITEM 1 (b)

Address of Issuer's Principal Executive Offices:  222 Piedmont Avenue, N.E.
                                                  Atlanta, GA  30308


                                   ITEM 2 (a)

Name of Person Filing:  WEDGE Capital Management L.L.P.


                                   ITEM 2 (b)

Address of Principal Business Officer or, if none, Residence:

         2920 One First Union Center, 301 South College Street,
                  Charlotte, North Carolina  28202-6002

                                   ITEM 2 (c)

Citizenship:  North Carolina

                                   ITEM 2 (d)

Title of Class of Securities:  Common Stock

                                   ITEM 2 (e)

CUSIP Number:  691497309

                                     ITEM 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  (  )  Broker or Dealer registered under Section 15 of the Act,

         (b)  (  )  Bank as defined in Section 3(a)(6) of the Act,

         (c)  (  )  Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) ( ) Investment Company registered under Section 8 of the Investment Company Act,


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         (e)  (X)  Investment Adviser registered under Section 203 of the
Investment Advisers Act of 1940,

         (f) ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F),

         (g)  (  )  Parent Holding Company, in accordance with
Section 240.13d-1(b)(ii)(G) (Note: See Item 7), or

         (h)  (  )  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).


                                     ITEM 4

Ownership:

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)  Amount Beneficially Owned:  592,100 shares

         (b)  Percent of Class: 5.9%

         (c)  Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:  None

                  (ii)  shared power to vote or to direct the vote:  592,100

                  (iii) sole power to dispose or to direct the disposition of: 592,100

                  (iv) shared power to dispose or to direct the disposition of: None

                                     ITEM 5

Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).


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                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person:

         Inapplicable.

                                     ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

         Inapplicable.

                                     ITEM 8

Identification and Classification of Members of the Group:

         Inapplicable.

                                     ITEM 9

Notice of Dissolution of Group:

         Inapplicable.

                                     ITEM 10

Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1997

                                          WEDGE CAPITAL MANAGEMENT L.L.P.



                                          By  /s/ R. Michael James
                                              -----------------------------
                                                  R. Michael James
                                                  General Partner